Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 20, 2013 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.394608 per unit, payable on June 28, 2013, to unitholders of record on May 31, 2013. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.394608 per unit is higher than the $0.335160 per unit distributed last quarter. As compared to the previous quarter, the prices of oil and natural gas have decreased, while the volume of oil and natural gas produced and included in the current distribution has increased. This distribution is lower than the $0.431052 per unit distributed in the comparable quarter in 2012. As compared to the comparable quarter in 2012, the prices of oil and natural gas have decreased and the volume of oil and natural gas produced and included in the current distribution has decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794